                                WELLS FARGO & COMPANY

                      ----------------------------------------

                             CERTIFICATE OF DESIGNATIONS
                            Pursuant to Section 151 of the
                  General Corporation Law of the State of Delaware

                      ----------------------------------------

                  2000 ESOP CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                 (Without Par Value)

                      ----------------------------------------


      WELLS FARGO & COMPANY, a corporation organized and existing under the laws of the State of Delaware (the "Company"), HEREBY CERTIFIES that, pursuant to authority conferred upon the Board of Directors of the Company (the "Board") by the provisions of the Restated Certificate of Incorporation of the Company, as amended, which authorizes the issuance of not more than 20,000,000 shares of Preferred Stock, without par value (the "Preferred Stock"), and pursuant to authority conferred upon the ESOP Preferred Stock Committee I of the Board (the "ESOP Committee") in accordance with Section 141(c) of the General Corporation Law of the State of Delaware (the "General Corporation Law") and by the resolutions of the Board set forth herein, the following resolutions were duly adopted by the Board at a meeting of the Board duly held on January 25, 2000, and by the ESOP Committee pursuant to the written consent of the ESOP Committee duly adopted on March 27, 2000, in accordance with Section 141(f) of the General Corporation Law:

      1. On January 25, 2000, the Board adopted the following resolutions (the "ESOP Board Resolutions") appointing the ESOP Committee and delegating to the ESOP Committee the full powers of the Board, subject to the ESOP Board Resolutions, in all matters relating to issuance of one or more series of Preferred Stock ("ESOP Preferred Stock") to the trustee on behalf of the Company's 401(k) Plan hereinafter referred to:

      RESOLVED that a committee of one member of the Board of the Company is hereby appointed by the Board as the ESOP Preferred Stock Committee I (the "First Committee"), which shall have and may exercise the full powers of the Board, subject to these resolutions, to issue from time to time one or more series of ESOP Preferred Stock, including any shares of Company common stock ($1 2/3 par value) issuable upon conversion of ESOP Preferred Stock, and in connection therewith, to fix the designations, voting powers, preferences, and all other rights, qualifications and restrictions of such ESOP Preferred Stock, to sell such ESOP Preferred Stock to the Plan on such terms and conditions and for such purchase price as the First Committee in its discretion shall approve, and to take any and all actions as the First Committee shall deem necessary or appropriate.

      RESOLVED that Richard M. Kovacevich is designated to serve as the sole member of the First Committee until his successor is duly elected and qualified.

                                    *  *  *  *

      RESOLVED that any series of ESOP Preferred Stock authorized for issuance by the First Committee . . . shall have the voting rights set forth in Appendix A to these resolutions.

                              APPENDIX A - VOTING RIGHTS

      No series of the Preferred Stock, except as hereinafter set forth in this resolution or as otherwise from time to time required by law, shall have voting rights. Whenever, at any time or times, dividends payable on any shares of a designated series of the Preferred Stock (such shares of such designated series of Preferred Stock being hereinafter referred to as the "Shares of such series") shall be in arrears for such number of dividend periods which shall in the aggregate contain not less than 540 days, the holders of the outstanding Shares of such series shall have the exclusive right, voting together as a class with holders of shares of any one or more other series of Preferred Stock ranking on a parity with the Shares of such series, either as to dividends or on the distribution of assets upon liquidation, dissolution or winding up, and upon which like voting rights have been conferred and are exercisable, to elect two directors of the Company at the Company's next annual meeting of stockholders and at each subsequent annual meeting of stockholders. At elections for such directors, each holder of the Shares of such series shall be entitled to one vote for each share held (the holders of shares of any other series of Preferred Stock ranking on such a parity being entitled to such number of votes, if any, for each share of Preferred Stock held as may be granted to them). Upon the vesting of such right of such holders, the maximum authorized number of members of the Board shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of such outstanding Shares of such series (together with the holders of shares of any one or more other series of Preferred Stock ranking on such a parity and upon which like voting rights have been conferred and are exercisable) as herein set forth. The right of such holders of such Shares of such series (voting together as a class with the holders of shares of any one or more other series of Preferred Stock ranking on such a parity and upon which like voting rights have been conferred and are exercisable) to elect members of the Board as aforesaid shall continue until such time as all dividends accumulated on such Shares of such series shall have been paid in full, at which time such right with respect to such Shares of such series shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned.

      Upon any termination of the right of the holders of all shares of Preferred Stock entitled to vote for directors as herein provided, the term of office of all directors then in office elected by such holders voting as a class shall terminate immediately. If the office of any director elected by such holders voting as a class becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, the remaining director elected by such holders may choose a successor to fill such vacancy, which such successor shall hold office for the unexpired term in respect of which such vacancy occurred. Whenever the term of office of the directors elected by such holders voting as a class shall end and the special voting powers vested in such holders as provided in this resolution shall have expired, the number of directors shall be such number as may be provided for in the By-Laws of the Company irrespective of any increase made pursuant to the provisions of this resolution.

      So long as any Shares of such series remain outstanding, the consent of the holders of the outstanding Shares of such series and outstanding shares of all other series of Preferred Stock ranking on a parity with such Shares of such series either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable, by a vote of at least two-thirds of all such outstanding Shares of such series and such other series of Preferred Stock voting together as a class, given in person or by proxy, either in writing or at any special or annual meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following:

             (a) the authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock ranking prior to the Shares of such series with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding up, or

             (b) the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Restated Certificate of Incorporation or of the resolutions set forth in a Certificate of Designation for the Shares of such series designating the Shares of such series and the preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof which would materially and adversely affect any right, preference, privilege or voting power of the Shares of such series or of the holders thereof; provided, however, that any increase in the amount of authorized Preferred Stock or the creation and issuance of other series of Preferred Stock, or any increase in the amount of authorized shares of any series of Preferred Stock, in each case ranking on a parity with or junior to the Shares of such series with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

      The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Shares of such series shall have been redeemed or sufficient funds shall have been deposited in trust to effect such redemption.

      2. On March 27, 2000, pursuant to authority conferred upon it by the Board in the ESOP Board Resolutions, the ESOP Committee adopted the following resolutions by written consent in accordance with Section 141(f) of the General Corporation Law:

      RESOLVED that the issuance of a series of Preferred Stock, without par value, of the Company is hereby authorized and the designation, voting powers, preferences, and relative, participating, optional, and other special rights, and qualifications, limitations and restrictions thereof, in addition to those set forth in the Restated Certificate of Incorporation of the Company, as amended, are hereby fixed as follows:

2000 ESOP CUMULATIVE CONVERTIBLE PREFERRED STOCK

      1.  DESIGNATION AND NUMBER OF SHARES; RESTRICTED ISSUE.

            (a) The designation of the series of Preferred Stock, without par value, provided for herein shall be "2000 ESOP Cumulative Convertible Preferred Stock" (hereinafter referred to as the "2000 ESOP Preferred Stock") and the number of authorized shares constituting the 2000 ESOP Preferred Stock is 170,000, based on an offering price for the 2000 ESOP Preferred Stock of $1,065.00 per share. Each share of 2000 ESOP Preferred Stock shall have a stated value of $1,000.00 per share. The number of authorized shares of 2000 ESOP Preferred Stock may be reduced by further resolution duly adopted by the Board or the Securities Committee and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such reduction has been so authorized, provided, however, that the authorized number of shares of 2000 ESOP Preferred Stock shall not be decreased below the then outstanding number of such shares, and provided further that the number of authorized shares of 2000 ESOP Preferred Stock shall not be increased. All shares of the 2000 ESOP Preferred Stock purchased, redeemed, or converted by the Company shall be retired and canceled and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series, and may thereafter be issued, but not as shares of 2000 ESOP Preferred Stock.

            (b) Shares of 2000 ESOP Preferred Stock shall be issued only to a trustee (the "Trustee") acting on behalf of the Wells Fargo & Company 401(k) Plan, or any successor to such plan (the "Plan"). All references to the holder of shares of 2000 ESOP Preferred Stock shall mean the Trustee or any company with which or into which the Trustee may merge or any successor trustee under the trust agreement with respect to the Plan. In the event of any transfer of record ownership of shares of 2000 ESOP Preferred Stock to any person other than any successor trustee under the Plan, the shares of 2000 ESOP Preferred Stock so transferred, upon such transfer and without any further action by the Company or the holder thereof, shall be automatically converted into shares of the common stock, par value $1-2/3 per share, of the Company (the "Common Stock") on the terms otherwise provided for the conversion of the shares of 2000 ESOP Preferred Stock into shares of Common Stock pursuant to paragraph (a) of Section 4 hereof, and no such transferee shall have any of the voting powers, preferences, and relative, participating, optional or special rights ascribed to shares of 2000 ESOP Preferred Stock hereunder but, rather, only the powers and rights pertaining to the Common Stock into which such shares of 2000 ESOP Preferred Stock shall be so converted. In the event of such a conversion, the transferee of the shares of 2000 ESOP Preferred Stock shall be treated for all purposes as the record holder of the shares of Common Stock into which such shares of 2000 ESOP Preferred Stock have been automatically converted as of the date of such transfer. Shares of 2000 ESOP Preferred Stock may be certificated or uncertificated, at the Company's option. Certificates representing shares of 2000 ESOP Preferred Stock shall bear a legend to reflect the foregoing provisions. In the case of uncertificated 2000 ESOP Preferred Stock, the transfer agent for the 2000 ESOP Preferred Stock shall note the foregoing provisions on each 2000 ESOP Preferred Stock book entry account. The Company may require that, as a condition to transferring record ownership of any uncertificated 2000 ESOP Preferred Stock, the proposed transferee acknowledge in writing that the shares of 2000 ESOP Preferred Stock are subject to the foregoing provisions. Notwithstanding the foregoing provisions of this paragraph (b) of Section 1, shares of 2000 ESOP Preferred Stock (i)(A) shall be converted into shares of Common Stock as provided in paragraph (a) of Section 4 hereof, and (B) may be converted into shares of Common Stock as provided by paragraph (b) of Section 4 hereof and the shares of Common Stock issued upon such conversion may be transferred by the holder thereof as permitted by law and (ii) shall be redeemable by the Company upon the terms and conditions provided in Sections 5 and 6(c) hereof.

      2. VOTING RIGHTS. No shares of 2000 ESOP Preferred Stock shall have voting rights except such voting rights as may from time to time be required by law and as set forth in this Section 2, as follows:

          (a) Whenever, at any time or times, dividends payable on shares of 2000 ESOP Preferred Stock shall be in arrears for such number of dividend periods which shall in the aggregate contain not less than 540 days, the holders of the outstanding shares of 2000 ESOP Preferred Stock shall have the exclusive right, voting together as a class with holders of shares of any one or more other series of Preferred Stock ranking on a parity with the shares of 2000 ESOP Preferred Stock, either as to dividends or on the distribution of assets upon liquidation, dissolution or winding up, and upon which like voting rights have been conferred and are exercisable, to elect two directors of the Company at the Company's next annual meeting of stockholders and at each subsequent annual meeting of stockholders. At elections for such directors, each holder of the shares of 2000 ESOP Preferred Stock shall be entitled to one vote for each share held (the holders of shares of any other series of Preferred Stock ranking on such a parity being entitled to such number of votes, if any, for each share of Preferred Stock held as may be granted to them). Upon the vesting of such right of such holders, the maximum authorized number of members of the Board shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of such outstanding shares of 2000 ESOP Preferred Stock (together with the holders of shares of any one or more other series of Preferred Stock ranking on such a parity and upon which like voting rights have been conferred and are exercisable) as herein set forth. The right of such holders of such shares of 2000 ESOP Preferred Stock (voting together as a class with the holders of shares of any one or more other series of Preferred Stock ranking on such a parity and upon which like voting rights have been conferred and are exercisable) to elect members of the Board as aforesaid shall continue until such time as all dividends accumulated on such shares of 2000 ESOP Preferred Stock shall have been paid in full, at which time such right with respect to such shares of 2000 ESOP Preferred Stock shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned.

      (b) Upon any termination of the right of the holders of all shares of Preferred Stock entitled to vote for directors as herein provided, the term of office of all directors then in office elected by such holders voting as a class shall terminate immediately. If the office of any director elected by such holders voting as a class becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, the remaining director elected by such holders may choose a successor to fill such vacancy, which such successor shall hold office for the unexpired term in respect of which such vacancy occurred. Whenever the term of office of the directors elected by such holders voting as a class shall end and the special voting powers vested in such holders as provided in this resolution shall have expired, the number of directors shall be such number as may be provided for in the By-laws of the Company irrespective of any increase made pursuant to the provisions of this resolution.

      (c) So long as any shares of 2000 ESOP Preferred Stock remain outstanding, the consent of the holders of the outstanding shares of 2000 ESOP Preferred Stock and outstanding shares of all other series of Preferred Stock ranking on a parity with such shares of 2000 ESOP Preferred Stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable, by a vote of at least two-thirds of all such outstanding shares of 2000 ESOP Preferred Stock and such other series of Preferred Stock voting together as a class, given in person or by proxy, either in writing or at any special or annual meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following:

               (i) the authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock ranking prior to shares of 2000 ESOP Preferred Stock with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding up, or

               (ii) the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Restated Certificate of Incorporation or of the resolutions set forth in a Certificate of Designations designating shares of 2000 ESOP Preferred Stock and the preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof which would materially and adversely affect any right, preference, privilege or voting power of the shares of 2000 ESOP Preferred Stock or of the holders thereof; provided, however, that any increase in the amount of authorized Preferred Stock, or the creation and issuance of other series of Preferred Stock, or any increase in the amount of authorized shares of any series of Preferred Stock, in each case ranking on a parity with or junior to the shares of 2000 ESOP Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

      (d) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of 2000 ESOP Preferred Stock shall have been redeemed or sufficient funds shall have been deposited in trust to effect such redemption.

      3. DIVIDENDS. (a)(i) Holders of shares of 2000 ESOP Preferred Stock will be entitled to receive, when and as declared by the Board or a duly authorized committee thereof, out of assets of the Company legally available for payment, an annual cash dividend of $115.00 (the "Base Dividend") per share, which Base Dividend shall be subject to adjustment from time to time as provided in this Section 3.

      (ii) The Base Dividend shall be adjusted, effective on December 1, 2001 and on each December 1 thereafter until December 1, 2010, as follows:

                        (1) If the Current Market Price (as hereinafter defined) of one share of Common Stock on November 30 (or the next preceding Trading Day (as hereinafter defined) if November 30 is not a Trading Day) of any year listed in the Dividend Adjustment Table below is equal to or greater than the First Target Price but less than the Second Target Price shown opposite that year in such table, then holders of shares of the 2000 ESOP Preferred Stock will be entitled to receive a cash dividend for the immediately following twelve month period equal to $120.00 per share (the "First Adjusted Dividend").

                        (2) If the Current Market Price of one share of Common Stock on November 30 (or the next preceding Trading Day if November 30 is not a Trading Day) of any year listed in the Dividend Adjustment Table below is equal to or greater than the Second Target Price shown opposite that year in such table, then holders of shares of 2000 ESOP Preferred Stock will be entitled to receive a cash dividend for the immediately following twelve month period equal to $125.00 per share (the "Second Adjusted Dividend").

                        (3) If the Current Market Price of one share of Common Stock on November 30 (or next preceding Trading Day if November 30 is not a Trading Day) of any year listed in the Dividend Adjustment Table below is less than the First Target Price shown opposite that year in such table, then the holders of shares of 2000 ESOP Preferred Stock will be entitled to receive a cash dividend for the immediately following twelve month period equal to the Base Dividend.

                            DIVIDEND ADJUSTMENT TABLE



             CLOSING PRICE ON 11/30   FIRST TARGET PRICE   SECOND TARGET PRICE
             ----------------------   ------------------   -------------------
                              2001               47.097                49.842
                              2002               52.278                58.814
                              2003               58.028                69.400
                              2004               64.411                81.892
                              2005               71.496                96.633
                              2006               79.361               114.027
                              2007               88.091               134.552
                              2008               97.781               158.771
                              2009              108.537               187.350
                              2010              120.476               221.073


                        (4) As an example of the adjustments described in subparagraphs (1) through (3) above, if on November 30, 2003, the Current Market Price of one share of Common Stock is $65.00, then the cash dividend payable for the immediately following twelve month period per share of 2000 ESOP Preferred Stock would equal $120.00, with the first quarterly payment of such $120.00 dividend to be made on March 1, 2004. If on November 30, 2004, the Current Market Price of one share of Common Stock is $85.00, then the cash dividend payable for the immediately following twelve month period per share of 2000 ESOP Preferred Stock would equal $125.00, with the first quarterly payment of such $125.00 dividend to be made on March 1, 2005. If on November 30, 2005, the Current Market Price of one share of Common Stock is $65.00, then the cash dividend payable for the immediately following twelve month period per share of 2000 ESOP Preferred Stock would equal $115.00, with the first quarterly payment of such $115.00 dividend to be made on March 1, 2006.

                        (5) For purposes of this Section 3, the terms "First Adjusted Dividend" and "Second Adjusted Dividend" are sometimes referred to as an "Adjusted Dividend;" the term "Current Market Price" shall have the meaning given to it in Section 4(c)(iv); and the term "Trading Day" shall have the meaning given to it in Section 4(c)(vi).

                  (iv) If one share of Common Stock in any year listed in the Dividend Adjustment Table shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the First Target Price and the Second Target Price listed in such table for that year and each subsequent year will be appropriately and proportionately adjusted.

                  (v) Dividends payable on shares of the 2000 ESOP Preferred Stock (whether such dividends are equal to the Base Dividend or to an Adjusted Dividend) shall be payable quarterly on March 1, June 1, September 1, and December 1 of each year, commencing June 1, 2000. Dividends on shares of the 2000 ESOP Preferred Stock will be cumulative from the date of initial issuance of such shares of 2000 ESOP Preferred Stock. Dividends will be payable, in arrears, to holders of record as they appear on the stock books of the Company on such record dates, not more than 30 days nor less than 15 days preceding the payment dates thereof, as shall be fixed by the Board or a duly authorized committee thereof. The amount of dividends payable per share for each dividend period shall be computed by dividing by four the Base Dividend or the Adjusted Dividend, whichever is then applicable. The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be calculated on the basis of actual days elapsed in a 360-day year of twelve 30-day months.

            (b)(i) No full dividends shall be declared or paid or set apart for payment on any stock of the Company ranking, as to dividends, on a parity with or junior to the 2000 ESOP Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been set apart for such payment on shares of 2000 ESOP Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full, as aforesaid, upon the shares of 2000 ESOP Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with 2000 ESOP Preferred Stock, all dividends declared upon shares of 2000 ESOP Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with 2000 ESOP Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on 2000 ESOP Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of 2000 ESOP Preferred Stock and such other series of Preferred Stock bear to each other. Holders of shares of 2000 ESOP Preferred Stock shall not be entitled to any dividend, whether payable in cash, property, or stock, in excess of full cumulative dividends, as herein provided, on 2000 ESOP Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on 2000 ESOP Preferred Stock which may be in arrears.

                  (ii) So long as any shares of 2000 ESOP Preferred Stock are outstanding, no dividend (other than dividends or distributions paid in shares of, or options, warrants, or rights to subscribe for or purchase shares of, Common Stock or any other stock ranking junior to 2000 ESOP Preferred Stock as to dividends or upon liquidation and other than as provided in paragraph (b)(i) of this Section 3) shall be declared or paid or set aside for payment or other distribution declared or made upon Common Stock or any other capital stock of the Company ranking junior to or on a parity with 2000 ESOP Preferred Stock as to dividends or upon liquidation, nor shall any Common Stock or any other capital stock of the Company ranking junior to or on a parity with 2000 ESOP Preferred Stock as to dividends or upon liquidation be redeemed, purchased, or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for stock of the Company ranking junior to 2000 ESOP Preferred Stock as to dividends or upon liquidation), unless, in each case, the full cumulative dividends on all outstanding shares of 2000 ESOP Preferred Stock shall have been paid or declared and set aside for payment of the then current dividend payment period and all past dividend payment periods.

      4. CONVERSION. Shares of 2000 ESOP Preferred Stock are convertible from time to time hereafter pursuant to the provisions of paragraphs (a) or
(b) of this Section 4 into that number of shares of Common Stock determined by dividing the stated value of each share of 2000 ESOP Preferred Stock by the then applicable Conversion Price, (as determined in accordance with the provisions of paragraph (c)(iii) of this Section 4), as follows:

            (a) Each share of 2000 ESOP Preferred Stock released from the unallocated reserve of the Plan in accordance with the terms thereof shall be automatically converted, without any further action by the Company or the holder thereof, as of the date such release occurs (the "Release Date"), into fully paid and nonassessable shares of Common Stock at the then applicable Conversion Price for the 2000 ESOP Preferred Stock provided for in paragraph
(c) of this Section 4.

            (b)  Subject to and upon compliance with the provisions of this
Section 4, a holder of 2000 ESOP Preferred Stock shall be entitled at any time, prior to the close of business on the date fixed for redemption of such shares pursuant to Sections 5 or 6 hereof, to cause any or all of the shares of 2000 ESOP Preferred Stock held by such holder to be converted into fully paid and nonassessable shares of Common Stock at the then applicable Conversion Price for 2000 ESOP Preferred Stock provided for in paragraph (c) of this Section 4.

            (c) For purposes of these resolutions, the following terms shall have the meanings set forth below:

                  (i) The "Average Current Market Price" per share of Common Stock on any date shall be deemed to be the average of the Current Market Price for one share of Common Stock for the twenty (20) consecutive Trading Days ending on the Trading Day occurring prior to the date the "Purchase Offer" is made (as that term is defined in Section 6(d) hereof).

                  (ii) A "Business Day" means each day that is not a Saturday, Sunday, or a day on which state or federally chartered banking institutions in the State of New York are not required to be open.

                  (iii) (A) For purposes of a mandatory conversion of shares of 2000 ESOP Preferred Stock into shares of Common Stock pursuant to the provisions of paragraph (a) of this Section 4, the "Conversion Price" for such shares of 2000 ESOP Preferred Stock shall be the Current Market Price of one share of Common Stock on the relevant Release Date.

                        (B) For purposes of an optional conversion of shares of 2000 ESOP Preferred Stock into shares of Common Stock pursuant to the provisions of paragraph (b) of this Section 4, the "Conversion Price" for such shares of 2000 ESOP Preferred Stock shall be the Current Market Price of one share of Common Stock on the date the Conversion Notice (as that term is defined in paragraph (d) of this Section 4) is received by the Company, by the transfer agent for the 2000 ESOP Preferred Stock or by any agent for conversion of the 2000 ESOP Preferred Stock designated as such pursuant to paragraph (d) of this Section 4.

                        (C) For purposes of a conversion of shares of 2000 ESOP Preferred Stock into shares of Common Stock in connection with a "Purchase Offer" (as defined in Section 6(d) hereof), the "Conversion Price" for such shares of 2000 ESOP Preferred Stock shall be the Average Current Market Price of one share of Common Stock.

Each share of 2000 ESOP Preferred Stock shall be valued at its stated value of $1,000.00 for purposes of computing, based on the applicable Conversion Price, the number of shares of Common Stock into which the shares of 2000 ESOP Preferred Stock will be converted.

                  (iv) The "Current Market Price" of publicly traded shares of Common Stock or any other class of capital stock or other security of the Company or any other issuer for any day shall mean the reported last sale price, regular way, or, in case no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case as reported on the New York Stock Exchange Composite Tape or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or, if the Common Stock is not quoted on such National Market System, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for the Common Stock on each such day shall not have been reported through NASDAQ, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm regularly making a market in the Common Stock selected for such purpose by the Board or a committee thereof or, if no such quotations are available, the fair market value of the Common Stock as determined by a New York Stock Exchange member firm regularly making a market in the Common Stock selected for such purpose by the Board or a committee thereof.

                  (v) "Common Stock" shall mean the Common Stock of the Company as the same exists at the date of this Certificate of Designations or as such stock may be constituted from time to time.

                  (vi) "Trading Day" with respect to Common Stock means (x) if the Common Stock is listed or admitted for trading on the New York Stock Exchange or another national securities exchange, a day on which the New York Stock Exchange or such other national securities exchange is open for business or (y) if the Common Stock is quoted on the National Market System of NASDAQ, a day on which trades may be made on such National Market System or (z) otherwise, any Business Day.

            (d) In connection with any conversion of 2000 ESOP Preferred Stock pursuant to this Section 4, a written notice of conversion (the "Conversion Notice") shall be delivered to the Company at its principal executive office or the offices of the transfer agent for the 2000 ESOP Preferred Stock or such office or offices in the continental United States of an agent for conversion as may from time to time be designated by notice to the holders of the 2000 ESOP Preferred Stock by the Company or the transfer agent for the 2000 ESOP Preferred Stock, which notice shall be accompanied by
(a) in the case of certificated 2000 ESOP Preferred Stock, the certificate or certificates representing the shares of 2000 ESOP Preferred Stock being converted pursuant to this Section 4, duly assigned or endorsed for transfer to the Company (or accompanied by duly executed stock powers relating thereto) or (b) in the case of uncertificated 2000 ESOP Preferred Stock, duly executed assignment and transfer documents for the shares of 2000 ESOP Preferred Stock being converted pursuant to this Section 4. Each Conversion Notice shall specify (i)(y) in the case of a mandatory conversion pursuant to paragraph (a) of this Section 4, the number of shares of 2000 ESOP Preferred Stock released from the unallocated reserve of the Plan on the Release Date or (z) in the case of an optional conversion pursuant to paragraph (b) of this Section 4, the number of shares of 2000 ESOP Preferred Stock being converted, and (ii) in connection with any conversion hereunder, (x) the name or names in which such holder wishes the certificate or certificates for Common Stock and, in the case of certificated 2000 ESOP Preferred Stock, for any shares of 2000 ESOP Preferred Stock not to be so converted to be issued,
(y) the address to which such holder wishes delivery to be made of such new certificates to be issued upon such conversion, and (z) such other information as the Company or its agents may reasonably request.

            (e) Upon delivery to the Company or the transfer agent for the 2000 ESOP Preferred Stock of the Conversion Notice and all other documentation and certificates required to effect the conversion, as provided in paragraph (d) of this Section 4, the Company shall issue and send by hand delivery, by courier or by first-class mail (postage prepaid) to the holder thereof or to such holder's designee, at the address designated by such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled upon conversion. If there shall have been surrendered a certificate or certificates representing shares of 2000 ESOP Preferred Stock only part of which are to be converted, the Company shall issue and deliver to such holder or such holder's designee, in the manner set forth in the preceding sentence, a new certificate or certificates representing the number of shares of 2000 ESOP Preferred Stock which shall not have been converted.

            (f) The issuance by the Company of shares of Common Stock upon a conversion of shares of 2000 ESOP Preferred Stock into shares of Common Stock made pursuant to this Section 4 shall be effective (i) in the case of a mandatory conversion of shares of 2000 ESOP Preferred Stock pursuant to paragraph (a) of this Section 4, as of the Release Date; and (ii) in the case of an optional conversion of such shares pursuant to paragraph (b) of this Section 4, as of the earlier of (A) the delivery to such holder or such holder's designee of the certificates representing the shares of Common Stock issued upon conversion thereof or (B) the commencement of business on the second Business Day after the delivery to the Company or the transfer agent for the 2000 ESOP Preferred Stock of the Conversion Notice and all other documentation and certificates required to effect the conversion, as provided in paragraph (d) of this Section 4. On and after the effective date of conversion, the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock, but no allowance or adjustment shall be made in respect of dividends payable to holders of Common Stock in respect of any period prior to such effective date. The Company shall not be obligated to pay any dividends which shall have accrued or have been declared and shall be payable to holders of shares of 2000 ESOP Preferred Stock if the date on which such dividends are paid is on or after the effective date of conversion of such shares.

            (g) The Company shall not be obligated to deliver to holders of 2000 ESOP Preferred Stock any fractional share or shares of Common Stock issuable upon any conversion of such shares of 2000 ESOP Preferred Stock, but in lieu thereof may make a cash payment in respect thereof in any manner permitted by law.

            (h) The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of 2000 ESOP Preferred Stock as herein provided, free from any preemptive rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of 2000 ESOP Preferred Stock then outstanding.

            (i) The Company will use its best efforts to cause the listing of the shares of Common Stock required to be delivered upon conversion of the 2000 ESOP Preferred Stock prior to distribution to Plan participants on the national securities exchange, if any, upon which the outstanding Common Stock is listed at the time of such delivery.

            (j) The Company will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversions of the 2000 ESOP Preferred Stock pursuant hereto; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the 2000 ESOP Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

            (k) Upon the issuance of shares of Common Stock following conversion of shares of 2000 ESOP Preferred Stock as contemplated by this
Section 4, the Company shall, to the extent provided for, and subject to the limitations set forth in the Rights Agreement hereafter described, issue together with each such share of Common Stock one right to purchase Series C Junior Participating Preferred Stock of the Company (or other securities in lieu thereof) pursuant to the Rights Agreement dated as of October 21,

1998 between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, as such agreement may from time to time be amended, or any rights issued to holders of Common Stock of the Company in addition thereto or in replacement therefor, whether or not such rights shall be exercisable at such time, but only if such rights are issued and outstanding and held by other holders of Common Stock of the Company at such time and have not expired.

      5. REDEMPTION AT THE OPTION OF THE COMPANY. (a) The 2000 ESOP Preferred Stock shall be redeemable, in whole or in part, at the option of the Company at any time, at a redemption price per share of 2000 ESOP Preferred Stock equal to the higher of (x) $1,000.00 per share, plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for redemption, and (y) the Fair Market Value (as that term is defined in paragraph (d) of this Section 5) per share of 2000 ESOP Preferred Stock on the date fixed for redemption. Payment of the redemption price shall be made by the Company in cash or shares of Common Stock, or a combination thereof, as permitted by paragraph (c) of this Section 5. From and after the date fixed for redemption, dividends on shares of 2000 ESOP Preferred Stock called for redemption will cease to accrue and all rights in respect of such shares of the Company shall cease, except the right to receive the redemption price.
 Upon payment of the redemption price, such shares shall be deemed to have been transferred to the Company, to be retired as provided in paragraph (a) of Section 1. If the full cumulative dividends have not been paid, or contemporaneously declared and set aside for payment, on all outstanding shares of 2000 ESOP Preferred Stock, the Company may not redeem fewer than all the outstanding shares of 2000 ESOP Preferred Stock pursuant to this
Section 5.

            (b) Unless otherwise required by law, notice of any redemption pursuant to this Section 5 will be sent to the holders of 2000 ESOP Preferred Stock at the address shown on the books of the Company or any transfer agent for the 2000 ESOP Preferred Stock by hand delivery, by courier, by standard form of telecommunication or by first-class mail (postage prepaid) delivered, sent or mailed, as the case may be, not less than twenty (20) days nor more than sixty (60) days prior to the redemption date. Each such notice shall state: (i) the redemption date; (ii) the total number of shares of the 2000 ESOP Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) whether the redemption price shall be paid in cash or in shares of Common Stock, or in a combination of such Common Stock and cash; (v) in the case of certificated 2000 ESOP Preferred Stock the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (vi) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and
(vii) the conversion rights of the shares to be redeemed, the period within which conversion rights may be exercised and the manner in which the number of shares of Common Stock issuable upon conversion of a share of 2000 ESOP Preferred Stock will be determined. The Company shall redeem shares so called for redemption and not previously converted at the date fixed for redemption and at the redemption price set forth in this Section 5, provided that, in the case of certificated 2000 ESOP Preferred Stock, the Company shall not be obligated to pay the redemption price until the certificates for the shares to be redeemed are surrendered (properly endorsed or assigned for transfer, if the Board of Directors of the Company shall so require and the notice shall so state).

            (c) The Company, at its option, may make payment of the redemption price required upon redemption of shares of 2000 ESOP Preferred Stock in cash or in shares of Common Stock, or in a combination of such Common Stock and cash, any such shares of Common Stock to be valued for such purposes at their Fair Market Value (as defined in paragraph (d)(ii) of this Section 5) or their Current Market Price, in either case as of the date fixed for redemption of the 2000 ESOP Preferred Stock, whichever value will result in the issuance of the greater number of shares of Common Stock to the holder of the 2000 ESOP Preferred Stock then being redeemed.

            (d) For purposes of these resolutions, the following terms shall have the meanings set forth below:

                  (i) "Adjustment Period" shall mean the period of five (5) consecutive Trading Days preceding the date as of which the Fair Market Value of a security is to be determined.

                  (ii) "Fair Market Value" shall mean, as to shares of Common Stock or any other class of capital stock or securities of the Company or any other issue which are publicly traded, the average of the Current Market Prices of such shares or securities for each day of the Adjustment Period. The "Fair Market Value" of any security which is not publicly traded (other than the 2000 ESOP Preferred Stock) or of any other property shall mean the fair value thereof on the date as of which the Fair Market Value of the security is to be determined, as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Board or a committee thereof. The "Fair Market Value" of the 2000 ESOP Preferred Stock for purposes of paragraph (a) of Section 5, and for purposes of paragraph (c) of Section 6 shall mean the fair market value thereof determined by an independent appraiser, appointed by the Trustee of the Plan in accordance with the provisions of the Plan, as of the date fixed for redemption of the 2000 ESOP Preferred Stock (in the case of a redemption pursuant to Section 5) or as of the date specified in paragraph (c) of Section 6 (in the case of a redemption under that section). For purposes of determining the Fair Market Value of the 2000 ESOP Preferred Stock, the independent appraiser shall assume (i) that all dividends on the 2000 ESOP Preferred Stock would have been paid when due, and (ii) that the mandatory conversion of shares of 2000 ESOP Preferred Stock held by the Plan into shares of Common Stock pursuant to Section 4(a) hereof would have occurred when and as payments of principal (together with accrued interest thereon) would have been made by the Trustee of the Plan in accordance with the terms of that certain 2000 ESOP Convertible Preferred Stock Note Agreement dated on or about March 29, 2000 between the Company and the Plan (including any amendments or modifications thereto).

      6. CONSOLIDATION, MERGER, ETC. (a) If the Company consummates any consolidation or merger or similar business combination, pursuant to which the outstanding shares of Common Stock are by operation of law exchanged solely for or changed, reclassified or converted solely into stock of any successor or resulting corporation (including the Company) that constitutes "qualifying employer securities" with respect to a holder of 2000 ESOP Preferred Stock within the meaning of Section 409(1) of the Internal Revenue Code of 1986, as amended, and Section 407(d)(5) of the Employee Retirement Income Security Act of 1974, as amended, or any successor provisions of law, and, if applicable, for a cash payment in lieu of fractional shares, if any, the shares of 2000 ESOP Preferred Stock of such holder shall, in connection with such consolidation, merger or similar business combination, be assumed by and shall become Preferred Stock of such successor or resulting corporation, having in respect of such corporation, insofar as possible, the same powers, preferences and relative, participating, optional or other special rights (including the redemption rights provided by Sections 5 and 6 hereof), and the qualifications, limitations or restrictions thereon, that the 2000 ESOP Preferred Stock had immediately prior to such transaction, subject to the following:

            (1) After such transaction each share of the 2000 ESOP Preferred Stock shall be convertible, otherwise on the terms and conditions provided by
Section 4 hereof, into the number and kind of qualifying employer securities so receivable by a holder of the number of shares of Common Stock into which such shares of 2000 ESOP Preferred Stock could have been converted immediately prior to such transaction.

            (2) The Company shall not consummate any such merger, consolidation or similar transaction unless all then outstanding shares of 2000 ESOP Preferred Stock shall be assumed and authorized by the successor or resulting corporation as aforesaid.

            (b) If the Company consummates any consolidation or merger or similar business combination, pursuant to which the outstanding shares of Common Stock are by operation of law exchanged for or changed, reclassified or converted into other stock or securities or cash or any other property, or any combination thereof, other than any such consideration which is constituted solely of qualifying employer securities (as referred to in paragraph (a) of this Section 6) and cash payments, if applicable, in lieu of fractional shares, outstanding shares of 2000 ESOP Preferred Stock shall, without any action on the part of the Company or any holder thereof (but subject to paragraph (c) of this Section 6), be automatically converted by virtue of such merger, consolidation or similar transaction immediately prior to such consummation into the number of shares of Common Stock into which such shares of 2000 ESOP Preferred Stock could have been converted at such time so that each share of 2000 ESOP Preferred Stock shall, by virtue of such transaction and on the same terms as apply to the holders of Common Stock, be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in like kind) receivable by a holder of the number of shares of Common Stock into which such shares of 2000 ESOP Preferred Stock could have been converted immediately prior to such transaction. However, if by virtue of the structure of such transaction, a holder of Common Stock is required to make an election with respect to the nature and kind of consideration to be received in such transaction, which election cannot practicably be made by the holders of the 2000 ESOP Preferred Stock, then the shares of 2000 ESOP

Preferred Stock shall, by virtue of such transaction and on the same terms as apply to the holders of Common Stock, be converted into or exchanged for the aggregate amount of stock, securities, cash or other property (payable in kind) receivable by a holder of the number of shares of Common Stock into which such shares of 2000 ESOP Preferred Stock could have been converted immediately prior to such transaction if such holder of Common Stock failed to exercise any rights of election as to the kind or amount of stock, securities, cash or other property receivable upon such transaction. If the kind or amount of stock, securities, cash or other property receivable upon such transaction is not the same for each non-electing share, then the kind and amount of stock, securities, cash or other property receivable upon such transaction for each non-electing share shall be the kind and amount so receivable per share by a plurality of the non-electing shares.

            (c) In the event the Company shall enter into any agreement providing for any consolidation or merger or similar business combination described in paragraph (b) of this Section 6 (a "Business Combination"), then the Company shall as soon as practicable thereafter (and in any event at least fifteen (15) Business Days before consummation of such transaction) give notice of such agreement and the material terms thereof to each holder of 2000 ESOP Preferred Stock and each such holder shall have the right to elect, by written notice to the Company, to receive, upon consummation of such transaction (if and when such transaction is consummated), from the Company or the successor of the Company, in redemption and retirement of such 2000 ESOP Preferred Stock, a cash payment per share of 2000 ESOP Preferred Stock equal to the higher of (x) $1,000.00, plus accrued and unpaid dividends thereon to the date of consummation of such transaction or (y) the Fair Market Value per share of 2000 ESOP Preferred Stock, as of the last Business Day (as defined in paragraph (c) of Section 4 hereof) immediately preceding the date the Business Combination is consummated. No such notice of redemption shall be effective unless given to the Company prior to the close of business on the last Business Day prior to consummation of such transaction, unless the Company or the successor of the Company shall waive such prior notice, but any notice of redemption so given prior to such time may be withdrawn by notice of withdrawal given to the Company prior to the close of business on the last Business Day prior to consummation of such transaction.

            (d) In the event that a Purchase Offer (as defined below) shall have been made and shall be continuing, each holder of 2000 ESOP Preferred Stock shall have the right to convert shares of 2000 ESOP Preferred Stock into shares of Common Stock at the Conversion Price specified in Section 4(c)(iii)(C) hereof until the date the Purchase Offer is terminated, including without limitation because the original Purchase Offer is withdrawn or because the Purchase Offer has expired and is not renewed, upon notice of such conversion given to the Company not later than the close of business on the date the Purchase Offer terminates (the "Purchase Offer Conversion Period"), unless the Company or any successor of the Company shall waive such prior notice, but any notice of conversion so given may be withdrawn by notice of withdrawal given to the Company prior to the end of the Purchase Offer Conversion Period.

            For purposes of this paragraph (d), the following terms shall have the meanings set forth below:

                  (i) "Beneficial Ownership" shall have the meaning ascribed to it in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act") and "person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

                  (ii) A "Purchase Offer" shall have been made when any person (other than the Company or any affiliate of the Company) shall have "commenced" (as such term is defined in Rule 14d-2 under the Exchange Act) a tender offer or exchange offer to purchase shares of Common Stock, such that, upon consummation of such offer, such person would have Beneficial Ownership (as defined herein) or the right to acquire Beneficial Ownership, of twenty percent (20%) or more of the voting power of the Company.

      7. LIQUIDATION RIGHTS. (a) Upon the dissolution, liquidation, or winding up of the Company, the holders of the shares of 2000 ESOP Preferred Stock shall be entitled to receive and to be paid out of the assets of the Company available for distribution to its stockholders, before any payment or distribution shall be made on the Common Stock or any other class of stock ranking junior to 2000 ESOP Preferred Stock upon liquidation, the amount of $1,000.00 per share, plus a sum equal to all dividends (whether or not earned or declared) on such shares accrued and unpaid thereon to the date of final distribution.

            (b) Neither the sale of all or substantially all the property and assets of the Company, nor the merger or consolidation of the Company into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Company shall be deemed to be a dissolution, liquidation, or winding up, voluntary or involuntary, for the purposes of this Section 7.

            (c) After the payment to the holders of the shares of 2000 ESOP Preferred Stock of the full preferential amounts provided for in this Section 7, the holders of 2000 ESOP Preferred Stock, as such, shall have no right or claim to any of the remaining assets of the Company.

            (d) In the event the assets of the Company available for distribution to the holders of shares of 2000 ESOP Preferred Stock upon any dissolution, liquidation, or winding up of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to paragraph (a) of this Section 7, no such distribution shall be made on account of any shares of any other series of Preferred Stock or other capital stock of the Company ranking on a parity with the shares of 2000 ESOP Preferred Stock upon such dissolution, liquidation, or winding up unless proportionate distributive amounts shall be paid on account of the shares of 2000 ESOP Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation, or winding up.

            (e) Subject to the rights of the holders of the shares of any series or class or classes of stock ranking on a parity with or prior to the shares of 2000 ESOP Preferred Stock upon liquidation, dissolution, or winding up, upon any liquidation, dissolution, or winding up of the Company, after payment shall have been made in full to the holders of the shares of 2000 ESOP Preferred Stock as provided in this Section 7, but not prior thereto, any other series or class or classes of stock ranking junior to the shares of 2000 ESOP Preferred Stock upon liquidation shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the shares of 2000 ESOP Preferred Stock shall not be entitled to share therein.

      8. RANKING. For the purposes of these resolutions, any stock of any series or class or classes of the Company shall be deemed to rank:

            (a) prior to the shares of 2000 ESOP Preferred Stock, either as to dividends or upon liquidation, if the holders of such series or class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation, or winding up of the Company, as the case may be, in preference or priority to the holders of shares of 2000 ESOP Preferred Stock;

            (b) on a parity with shares of 2000 ESOP Preferred Stock, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share, or sinking fund provisions, if any, be different from those of 2000 ESOP Preferred Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation, or winding up of the Company, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of 2000 ESOP Preferred Stock; and

            (c) junior to shares of 2000 ESOP Preferred Stock, either as to dividends or upon liquidation, if such class shall be Common Stock or if the holders of shares of 2000 ESOP Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation, or winding up of the Company, as the case may be, in preference or priority to the holders of shares of such series or class or classes.

      9. PRIORITY OF 2000 ESOP PREFERRED STOCK. The shares of 2000 ESOP Preferred Stock will rank on a parity, both as to payment of dividends and the distribution of assets upon liquidation, with the Company's ESOP Cumulative Convertible Preferred Stock, its 1995 ESOP Cumulative Convertible Preferred Stock, its 1996 ESOP Cumulative Convertible Preferred Stock, its 1997 ESOP Cumulative Convertible Preferred Stock, its 1998 ESOP Cumulative Convertible Preferred Stock, its 1999 ESOP Cumulative Convertible Preferred Stock, its Adjustable Cumulative Preferred Stock, Series B, and its Fixed/Adjustable Rate Noncumulative Preferred Stock, Series H. The 2000 ESOP Preferred Stock will rank prior, both as to payment of dividends and the distribution of assets upon liquidation, to the Common Stock and the Company's Series C Junior Participating Preferred Stock.

      IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Richard M. Kovacevich, its President, and attested by Robert S. Singley, its Assistant Secretary, whereby such President affirms, under penalties of perjury, that this Certificate of Designations is the act and deed of the Company and that the facts stated herein are true, this 27th day of March, 2000.


                                 WELLS FARGO & COMPANY



                                 By /s/ Richard M. Kovacevich
                                    -------------------------
                                    Richard M. Kovacevich
                                    President


Attest:


/s/ Robert S. Singley
---------------------
Robert S. Singley
Assistant Secretary



         [Filed with the Delaware Secretary of State's Office on March 28, 2000]